FORM 10-K

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-62724, 333-67424, 333-105497 and 333-173938) and Form S-8 (Nos. 333-88543, 333-95713, 333-35738, 333-44768, 333-61218, 333-63900, 333-67730, 333-86324, 333-102771, 333-105498, 333-113856, 333-123377, 333-132490, 333-141370, 333-151188, 333-158676, 333-166338, 333-168405, 333-170093 and 333-176008) of (1) our report dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of Silicon Image, Inc., and (2) our report dated February 29, 2012, relating to the effectiveness of Silicon Image, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Silicon Image, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

February 29, 2012